                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )*


                          Magainin Pharmaceuticals Inc.
                 ---------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.002 par value
                 ---------------------------------------------
                         (Title of Class of Securities)


                                    559036108
                 ---------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 15 Pages

-------------------------------                    -----------------------------
CUSIP NO.    559036108                13G                 Page 2 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures I, L.P.


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       361,845
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    361,845


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           361,845
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                 13G                 Page 3 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners I, L.P.


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       389,790
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    389,790


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           389,790
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                 13G                 Page 4 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures II, L.P.


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       145,131
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    145,131


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           145,131
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                 13G                 Page 5 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners II, L.P.


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       145,131
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    145,131


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           145,131
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                 13G                 Page 6 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           James H. Cavanaugh, Ph.D.


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF                    2,321
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       534,921
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER


                                   2,321
                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    534,921


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           534,921
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                 13G                 Page 7 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Harold R. Werner


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF                    4,859
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       534,921
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER


                                    4,859
                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    534,921


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           534,921
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.8%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                 13G                 Page 8 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           John W. Littlechild


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       534,921
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    534,921


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           534,921
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    559036108                 13G                 Page 9 of 15 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           William Crouse


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       534,921
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    534,921


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           534,921
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 10 of 15 Pages


Item 1.

         (a)      Name of Issuer:

                  Magainin Pharmaceuticals Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  5110 Campus Drive
                  Plymouth Meeting, Pennsylvania  19462

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures I, L.P. ("HCV I"), HealthCare Partners I, L.P. ("HCP I"), HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV I, HCP I, HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner and Crouse is Twin Towers at Metro Park, 379 Thornall Street, Edison, New Jersey 08837. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV I, HCP I, HCV II and HCP II are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01 ("Shares").

--------
         (1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP I and HCP II, which are the general partners of HCV I and HCV II, respectively, the record holder of Issuer's securities.

                                                           Page 11 of 15 Pages


         (e)      CUSIP Number:

                  559036108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1996: HCV I beneficially owned 361,845 Shares of Issuer's Securities, consisting of 259,526 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 102,319 Shares of Issuer's Common Stock; HCP I beneficially owned 389,790 Shares of Issuer's Securities, consisting of 287,471 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 102,319 Shares of Issuer's Common Stock; HCV II and HCP II beneficially owned 145,131 Shares of Issuer's Securities consisting of 106,234 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 38,897 Shares of Issuer's Common Stock; Dr. Cavanaugh beneficially owned 537,242 Shares of Issuer's Securities, consisting of 396,026 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 102,319 Shares of Issuer's Common Stock; Mr. Werner beneficially owned 539,780 Shares of Issuer's Securities, consisting of 398,564 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 102,319 Share of Issuer's Common Stock; and Messrs. Littlechild and Crouse beneficially owned 534,921 Shares of Issuer's Securities, consisting of 445,236 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 141,216 Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of December 31, 1996: the 361,845 Shares of Issuer's Securities beneficially owned by HCV I constitute 1.9% of Issuer's Shares outstanding; the 389,790 Shares of Issuer's Securities beneficially owned by HCP I constitute 2% of Issuer's Shares outstanding; the 145,131 Shares of Issuer's Securities beneficially owned by HCV II and HCP II constitute .7% of Issuer's Shares outstanding; the 537,242 Shares of Issuer's Securities beneficially owned by Dr. Cavanaugh constitute 2.8% of Issuer's Shares outstanding; the 539,780 Shares of Issuer's Securities beneficially owned by Mr. Werner constitutes 2.8% of Issuer's Shares outstanding; and the 534,921 Shares of Issuer's Securities beneficially owned by Messrs. Littlechild and Crouse constitute 2.7% of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Dr. Cavanaugh has the sole power to vote or direct the vote of the 2,321 Shares of Issuer's Common Stock beneficially owned by him.

                           Mr. Werner has the sole power to vote or direct the vote of the 4,859 Shares of Issuer's Common Stock beneficially owned by him.

                  (ii)     shared power to vote or to direct the vote:

                           HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV I and Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCP I.

                           HCV II, HCP II and Messrs. Cavanaugh, Werner, Littlechild and Crouse share the power to vote or to direct the vote of those Shares owned by HCV II.

                  (iii) sole power to dispose or to direct the disposition of:

                           Dr. Cavanaugh has the sole power to dispose of or direct the disposition of the 2,321 Shares of Issuer's Common Stock beneficially owned by him.

                           Mr. Werner has the sole power to dispose of or direct the disposition of the 4,859 Shares of Issuer's Common Stock beneficially owned by him.


                  (iv) shared power to dispose of or to direct the disposition of:

                           HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV I and Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCP I.

                                                            Page 13 of 15 Pages


                           HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or to direct the disposition of those Shares owned by HCV II.

Item 5.           Ownership of Five Percent or less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of the Securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  Inapplicable.

                                                         Page 14 of 15 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997          HealthCare Ventures I, L.P.,
        Edison, New Jersey         by its General Partner,
                                   HealthCare Partners I, L.P.

                                   By:       /s/ Jeffrey Steinberg
                                      ------------------------------------------
                                               Administrative Partner

Dated:  February 13, 1997          HealthCare Partners I, L.P.
        Edison, New Jersey
                                   By:      /s/ Jeffrey Steinberg
                                      ------------------------------------------
                                              Administrative Partner

Dated:  February 13, 1997          HealthCare Ventures II, L.P.,
        Edison, New Jersey         by its General Partner
                                   HealthCare Partners II, L.P.

                                   By:      /s/ Jeffrey Steinberg
                                      ------------------------------------------
                                              Administrative Partner

Dated: February 13, 1997           HealthCare Partners II, L.P.
       Edison, New Jersey

                                   By:      /s/ Jeffrey Steinberg
                                      ------------------------------------------
                                              Administrative Partner

Dated: February 13, 1997           By: /s/ Jeffrey Steinberg as Attorney-in-Fact
       Edison, New Jersey              -----------------------------------------
                                                James H. Cavanaugh, Ph.D.


Dated: February 13, 1997           By: /s/ Jeffrey Steinberg as Attorney-in-Fact
       Edison, New Jersey              -----------------------------------------
                                                  Harold R. Werner

Dated: February 13, 1997           By: /s/ Jeffrey Steinberg as Attorney-in-Fact
       Cambridge,                      -----------------------------------------
       Massachusetts                             John W. Littlechild

Dated: February 13, 1997           By: /s/ Jeffrey Steinberg as Attorney-in-Fact
       Edison, New Jersey              -----------------------------------------
                                                  William Crouse

                                                          Page 15 of 15 Pages


                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Magainin Pharmaceuticals Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 13, 1997          HealthCare Ventures I, L.P.,
        Edison, New Jersey         by its General Partner,
                                   HealthCare Partners I, L.P.

                                   By:      /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                               Administrative Partner

Dated:  February 13, 1997          HealthCare Partners I, L.P.
        Edison, New Jersey
                                   By:      /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                              Administrative Partner

Dated:  February 13, 1997          HealthCare Ventures II, L.P.,
        Edison, New Jersey         by its General Partner
                                   HealthCare Partners II, L.P.

                                   By:      /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                              Administrative Partner

Dated: February 13, 1997           HealthCare Partners II, L.P.
       Edison, New Jersey

                                   By:      /s/ Jeffrey Steinberg
                                       -----------------------------------------
                                               Administrative Partner

Dated: February 13, 1997           By: /s/ Jeffrey Steinberg as Attorney-in-Fact
       Edison, New Jersey              -----------------------------------------
                                                James H. Cavanaugh, Ph.D.


Dated: February 13, 1997           By: /s/ Jeffrey Steinberg as Attorney-in-Fact
       Edison, New Jersey              -----------------------------------------
                                                  Harold R. Werner

Dated: February 13, 1997           By: /s/ Jeffrey Steinberg as Attorney-in-Fact
       Cambridge,                      -----------------------------------------
       Massachusetts                             John W. Littlechild

Dated: February 13, 1997           By: /s/ Jeffrey Steinberg as Attorney-in-Fact
       Edison, New Jersey              -----------------------------------------
                                                  William Crouse